Exhibit 21.1

DIRECT AND INDIRECT SUBSIDIARIES OF

PLYMOUTH OPPORTUNITY REIT, INC.

Entity	Jurisdiction of Organization
Plymouth Opportunity OP LP	Delaware
Plymouth OP Limited, LLC	Delaware